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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                MEDTRONIC, INC.,

                            VIDAMED ACQUISITION CORP.

                                       AND

                                  VIDAMED, INC.


                          DATED AS OF DECEMBER 5, 2001

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                                TABLE OF CONTENTS

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ARTICLE 1. THE MERGER ..........................................................................    1
    1.1.  The Merger ...........................................................................    1
    1.2.  The Closing ..........................................................................    1
    1.3.  Effective Time .......................................................................    2
    1.4.  Effect of the Merger .................................................................    2

ARTICLE 2. THE SURVIVING CORPORATION ...........................................................    2
    2.1.  Certificate of Incorporation of the Surviving Corporation ............................    2
    2.2.  Bylaws of the Surviving Corporation ..................................................    2
    2.3.  Directors of the Surviving Corporation ...............................................    2
    2.4.  Officers of the Surviving Corporation ................................................    2

ARTICLE 3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
    CANCELLATION AND CONVERSION OF SECURITIES ..................................................    2
    3.1.  Capital Stock of Merger Sub ..........................................................    2
    3.2.  Cancellation of Treasury Stock and Parent Owned Stock ................................    3
    3.3.  Conversion of Company Common Stock ...................................................    3
    3.4.  Exchange of Certificates .............................................................    3
    3.5.  Stock Options ........................................................................    5
    3.6.  Warrants .............................................................................    5
    3.7.  Dissenting Shares ....................................................................    6

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY .......................................    6
    4.1.  Company Disclosure Schedule ..........................................................    6
    4.2.  Organization and Qualification .......................................................    6
    4.3.  Restated Certificate of Incorporation and Restated Bylaws ............................    7
    4.4.  Capitalization .......................................................................    7
    4.5.  Company SEC Reports; Financial Statements ............................................    8
    4.6.  Information Supplied .................................................................    9
    4.7.  Authorization and Enforceability .....................................................    9
    4.8.  Absence of Certain Changes or Events .................................................   10
    4.9.  Consents and Approvals ...............................................................   11
    4.10. Permits ..............................................................................   11
    4.11. Compliance with Laws .................................................................   11
    4.12. Litigation ...........................................................................   12
    4.13. Employee Matters .....................................................................   12
    4.14. Labor Matters ........................................................................   15
    4.15. Real Property and Leases .............................................................   15
    4.16. Intellectual Property ................................................................   15
    4.17. Taxes ................................................................................   17
    4.18. Material Contracts ...................................................................   17
    4.19. Suppliers ............................................................................   18
    4.20. Environmental Matters ................................................................   18
    4.21. Company Products; Regulation .........................................................   18
    4.22. Interested Party Transactions ........................................................   19
    4.23. Company Rights Agreement .............................................................   19
    4.24. Officers, Directors and Employees ....................................................   19
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    4.25. Board Recommendation ...........................................................  19
    4.26. Vote Required ..................................................................  19
    4.27. Fairness Opinion ...............................................................  20
    4.28. No Finders .....................................................................  20

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB .......................  20
    5.1.  Organization and Qualification .................................................  20
    5.2.  Ownership of Merger Sub ........................................................  20
    5.3.  Authorization ..................................................................  20
    5.4.  Consents and Approvals .........................................................  21
    5.5.  Information Supplied ...........................................................  21
    5.6.  Litigation .....................................................................  21
    5.7.  Interim Operations of Merger Sub ...............................................  22
    5.8.  No Finders .....................................................................  22
    5.9.  Financing ......................................................................  22

ARTICLE 6. COVENANTS .....................................................................  22
    6.1.  Conduct of Business of the Company .............................................  22
    6.2.  Conduct of Business of the Parent ..............................................  24
    6.3.  No Solicitation ................................................................  24
    6.4.  Company Stockholders Meeting ...................................................  26
    6.5.  Proxy Statement and Schedule 13E-3 .............................................  27
    6.6.  Confidentiality ................................................................  28
    6.7.  Access to Information ..........................................................  28
    6.8.  Approvals and Consents; Cooperation ............................................  29
    6.9.  Employee Benefits and Employee Matters .........................................  30
    6.10. Company Employee Stock Purchase Plan ...........................................  30
    6.11. Expenses .......................................................................  30
    6.12. Further Actions ................................................................  30
    6.13. Officers' and Directors' Indemnification .......................................  30
    6.14. Notification of Certain Matters ................................................  31
    6.15. Term Loan ......................................................................  32

ARTICLE 7. CLOSING CONDITIONS ............................................................  32
    7.1.  Conditions to Obligations of the Parent, Merger Sub and the Company ............  32
    7.2.  Conditions to Obligations of the Parent and Merger Sub .........................  32
    7.3.  Conditions to Obligations of the Company .......................................  33

ARTICLE 8. TERMINATION AND ABANDONMENT ...................................................  34
    8.1.  Termination ....................................................................  34
    8.2.  Effect of Termination ..........................................................  35
    8.3.  Termination Fees ...............................................................  35
    8.4.  No Penalty; Costs of Collection ................................................  36

ARTICLE 9. GENERAL PROVISIONS ............................................................  36
    9.1.  Non-Survival of Representations, Warranties and Covenants ......................  36
    9.2.  Amendment and Modification .....................................................  36
    9.3.  Waiver .........................................................................  36
    9.4.  Notices ........................................................................  37
    9.5.  Specific Performance ...........................................................  37
    9.6.  Assignment .....................................................................  38
    9.7.  Governing Law ..................................................................  38
    9.8.  Submission to Jurisdiction; Waivers ............................................  38
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9.9.   Knowledge ................................................................  38
9.10.  Interpretation ...........................................................  38
9.11.  Publicity ................................................................  38
9.12.  Entire Agreement .........................................................  39
9.13.  Severability .............................................................  39
9.14.  Counterparts .............................................................  39
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EXHIBITS:

Exhibit A: Certificate of Incorporation of the Surviving Corporation Exhibit B: Form of Non-Negotiable, Secured Promissory Note

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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of December 5, 2001, by and among MEDTRONIC, INC., a Minnesota corporation (the "Parent"), VIDAMED ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of the Parent ("Merger Sub"), and VIDAMED, INC., a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each determined that an acquisition of the Company by the Parent is advisable and in the best interests of their respective stockholders;

         WHEREAS, in furtherance of the acquisition of the Company by the Parent, the respective Boards of Directors of the Parent, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each share of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the effective time of the Merger, other than shares owned directly or indirectly by the Parent or by the Company, will be converted into the right to receive the Merger Consideration (as defined in Section 3.3) in accordance with the provisions of Article 3 of this Agreement;

         WHEREAS, upon execution of this Agreement, the Parent will agree to loan the Company $5 million pursuant to a non-negotiable, secured promissory note; and

         WHEREAS, the Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware ("DGCL"), at the Effective Time (as defined in Section 1.3), Merger Sub will be merged with and into Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name "Medtronic VidaMed, Inc.".

         1.2. The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific Standard Time, on a date to be specified by the parties which will be no later than the second Business Day (as defined below) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)), set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing will take place by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree. The Company will as promptly as practicable notify the Parent, and the Parent and Merger Sub will as promptly as practicable notify the Company,

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when the conditions to such party's obligation to effect the Merger contained in
Article 7 will have been satisfied. For purposes of this Agreement, a "Business Day" will mean any day that is not a Saturday, a Sunday or other day on which the offices of the Secretary of State of the State of Delaware is closed.

         1.3. Effective Time. At the Closing, the Company, the Parent and Merger Sub will file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in accordance with the DGCL, in such form as is required by, and executed in accordance with, the relevant provisions of, the DGCL. The parties will take such other and further actions as may be required by law to make the Merger effective. The Merger will become effective at the time of such filing or, if agreed to by the Parent and the Company, at such later time or date as is set forth in the Certificate of Merger (the "Effective Time").

         1.4. Effect of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                                   ARTICLE 2.
                            THE SURVIVING CORPORATION

         2.1. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended as of the Effective Time to read as set forth in Exhibit A to this Agreement.

         2.2. Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the provisions of the Certificate of Incorporation of the Surviving Corporation and the provisions of such Bylaws.

         2.3. Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected and qualified, as the case may be.

         2.4. Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their respective deaths, resignations or removals or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE 3.
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
       CONSTITUENT CORPORATIONS; CANCELLATION AND CONVERSION OF SECURITIES

         3.1. Capital Stock of Merger Sub. At the Effective Time, automatically by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any share of capital stock of the Company or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will remain outstanding as one share of common stock, par value $0.01 per share, of the Surviving Corporation.

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         3.2. Cancellation of Treasury Stock and Parent Owned Stock. At the
Effective Time, automatically by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any share of capital stock of the Company or Merger Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury and each share of Company Common Stock that is owned by the Parent, Merger Sub or any other subsidiary of the Parent (the "Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

         3.3. Conversion of Company Common Stock. At the Effective Time, subject to the provisions of this Agreement (including without limitation this Section
3.3 and Sections 3.4 and 3.7), automatically by virtue of the Merger and without any further action on the part of Merger Sub, the Company or any holder of any share of capital stock of the Company or Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares (as defined in Section 3.7)), together with the associated Company Rights (as defined in Section 4.4), will be converted into the right to receive in cash from the Parent, without interest, an amount equal to $7.91 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock, together with the associated Company Rights (as defined in Section 4.4), will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificates in accordance with Section 3.4 the Merger Consideration.

         3.4. Exchange of Certificates.

              (a) From time to time, as necessary, at or following the Effective Time, the Parent must make available to Computershare Investor Services, LLC or such other commercial bank or trust company designated by the Parent and reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares), cash in the amount required to be exchanged for shares of Company Common Stock in the Merger pursuant to Section 3.3 (such cash being hereinafter referred to as the "Exchange Fund"). The Paying Agent must, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Section 3.3 out of the Exchange Fund. Except as contemplated by Section 3.4(f), the Exchange Fund must not be used for any other purpose.

              (b) As promptly as reasonably practicable after the Effective Time, the Parent must cause the Paying Agent to mail to each holder of record of a certificate or certificates (to the extent such certificates have not already been submitted to the Paying Agent) which immediately prior to the Effective Time represented outstanding shares (other than Cancelled Shares and Dissenting Shares) of Company Common Stock (the "Certificates") (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as the Parent and the Paying Agent will reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such certificates will have been converted into the right to receive pursuant to this Agreement.

              (c) Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent pursuant to

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         such instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be distributed as soon as practicable after the Effective Time (after giving effect to any required tax withholding) in each case without interest, and the Certificate so surrendered will immediately be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.4, each Certificate will be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

              (d) Cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and, following the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Section 3.4. From and after the Effective Time, holders of Certificates will cease to have any rights as stockholders of the Company, except as provided by law.

              (e) To the extent permitted by applicable law, any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock six months after the Effective Time will be delivered to the Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this
         Article 3 must thereafter look only, as general creditors, only to the Parent for the Merger Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date, as is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity) will, to the extent permitted by applicable law, become the property of the Parent free and clear of any claims or interest of any person previously entitled thereto.

              (f) Notwithstanding Section 3.3, none of the Paying Agent, the Parent nor the Surviving Corporation will be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (g) The Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent, as the case may be.

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            (h)  If any Certificate will have been lost, stolen or destroyed, upon the delivery to the Paying Agent of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

     3.5.   Stock Options.

            (a) Not later than 30 days prior to the Effective Time, the Company will send a notice (the "Option Notice") to all holders of outstanding options to purchase shares of Company Common Stock (the "Company Options"):
     (i) specifying that such options will not be assumed in connection with the Merger, and (ii) specifying that any Company Options outstanding as of the Effective Time will terminate and be cancelled at such time and represent only the right to receive the consideration, if any, specified in Section 3.5(c) in accordance with this Agreement.

            (b) The Company will permit each holder of a Company Option who desires to exercise all or any portion of such Company Option following receipt of the Option Notice to exercise such Company Option prior to the Effective Time.

            (c) Each Company Option outstanding as of the Effective Time will by virtue of the Merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the Effective Time and converted into, and represent only, the right to receive an amount in cash equal to the excess, if any, of (i) the product of the Merger Consideration multiplied by the number of shares of Company Common Stock which are issuable upon exercise of such Company Option (regardless of whether such Company Option is vested or not) immediately prior to the Effective Time over (ii) the exercise price of those shares of Company Common Stock subject to such Company Option. The aggregate amount payable pursuant to this Section 3.5(c) will hereinafter be referred to as the "Option Cash-Out Amount."

            (d) Promptly following the Effective Time, the Parent will cause the Paying Agent to mail to each holder (as of the Effective Time) of a Company Option which was converted into the right to receive the Option Cash-Out Amount pursuant to Section 3.5(c) hereof, (i) a letter of transmittal (which will be in such form and have such other provisions as the Parent may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Options. Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Options surrendered thereby, to the Paying Agent, the holders of Company Options will be entitled to receive the Option Cash-Out Amount payable to them in respect of such Company Options pursuant to Section 3.5(c).

     3.6.   Warrants.

            (a) Not later than 30 days prior to the Effective Time, the Company will send a notice to the holders of outstanding warrants to purchase shares of Company Common Stock (the "Company Warrants"): (i) specifying that such warrants will not be assumed in connection with the Merger, and
     (ii) specifying that any Company Warrants outstanding as of the Effective Time will terminate and be cancelled at such time and represent only the right to receive the consideration, if any, specified in this Section 3.6(a) in accordance with this Agreement. At the Effective Time, each Company Warrant will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and represent only, the right to receive, upon

                                        5

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         delivery thereof to the Company, an amount in cash equal to the excess, if any, of (i) the product of the Merger Consideration multiplied by the number of shares of Company Common Stock issuable upon exercise of such Company Warrant immediately prior to the Effective Time over (ii) the aggregate exercise price of all such shares of Company Common Stock exercisable under such Company Warrant immediately prior to the Effective Time. The aggregate amount payable pursuant to this Section 3.6(a) will hereinafter be referred to as the "Warrant Cash-Out
         Amount."

              (b) Promptly following the Effective Time, the Parent will cause the Paying Agent to mail to each holder (as of the Effective Time) of a Company Warrant if converted into the right to receive the Warrant Cash-Out Amount pursuant to Section 3.6(a), (i) a letter of transmittal (which will be in such form and have such other provisions as the Parent may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Warrants. Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Warrant surrendered thereby, to the Paying Agent, the holders of Company Warrant will be entitled to receive the Warrant Cash-Out Amount payable to them in respect of such Company Warrants pursuant to Section 3.6(a).

         3.7. Dissenting Shares. Notwithstanding Section 3.3, to the extent (if at all) that holders of Common Stock are entitled to appraisal rights under
Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares"), will not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares will be entitled to receive from the Company such consideration as will be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder will have failed to perfect or will effectively withdraw or lose his or her right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares will not be deemed to be Dissenting Shares. The Company will give the Parent (i) prompt notice of any notices or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate and direct all negotiations and proceedings with respect to any such demands or notices. The Company will not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any demands.

                                   ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company Disclosure Schedule referred to in
Section 4.1 below, which identifies by section number the provision of this Agreement to which such exception relates, the Company represents and warrants to the Parent and Merger Sub as of the date hereof as follows:

         4.1. Company Disclosure Schedule. The Company has heretofore delivered to the Parent a disclosure schedule (the "Company Disclosure Schedule"), which is divided into sections that correspond to the sections of this Article 4.

         4.2. Organization and Qualification.

              (a) The Company and each subsidiary of the Company (referred to herein as a "Company Subsidiary") is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power

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

         and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Company Material Adverse Effect (as defined below).

              (b) "Company Material Adverse Effect" means any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to: (i) have a material adverse effect on the business (including its prospects, current products or products identified for development), operations, assets, properties, results of operations, or financial condition of the Company and the Company Subsidiaries, with the Company and the Company Subsidiaries considered as a whole, (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or (iii) unless resulting from or relating to any act or omission of the Parent following the date hereof (other than an act or omission required or reasonably contemplated by this Agreement), have a material adverse effect on the ability of the Surviving Corporation or the Parent to conduct such business (as presently conducted) following the Effective Time or the ability of Parent to exercise full rights of ownership of the Company or its assets or business; provided, however, that there will be excluded from the definition of Company Material Adverse Effect (x) any adverse effect, change, event, circumstance or condition in the medical device industry or in the economy generally (as opposed to the Company specifically), and (y) any adverse effect, change, event, circumstance or condition that results from the Parent's refusal to permit the Company upon the Company's request to the Parent to take any of the actions itemized in Section 6.1 hereof.

              (c) Except to the extent specifically disclosed on the Company Disclosure Schedule, or any entity in which the Company owns, directly or indirectly, an equity interest of less than 1% of the fair market value of such entity's outstanding equity securities, neither the Company nor any Company Subsidiary, directly or indirectly, owns or controls or has any capital, equity, partnership, participation, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity.

         4.3. Restated Certificate of Incorporation and Restated Bylaws. The Company has heretofore furnished or made available to the Parent a complete and correct copy of the Restated Certificate of Incorporation and the Restated Bylaws of the Company and the Certificate of Incorporation, Bylaws or equivalent organizational documents of each Company Subsidiary, each as in full force and effect as of the date hereof. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or equivalent organizational documents, except where any such violation could not reasonably be expected to have a Company Material Adverse Effect.

         4.4 Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"), 30,000 shares of which are designated as Series A Participating Preferred Stock (the "Series A Preferred Stock"). As of the date hereof, (a) 36,115,627 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no shares of Company Common Stock are held in the treasury of the Company, (c) no shares of Company Common Stock are held by the Company Subsidiaries, (d) 6,849,906 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and Company Warrants, and (e) 89,988 shares of Company Common Stock are reserved for future issuance pursuant to the VidaMed, Inc. Amended and Restated 1995 Employee Stock Purchase Plan ("Company ESPP"). As of the date hereof, no shares of Company Preferred Stock are issued and outstanding (including all of the Company Preferred Stock being reserved for issuance in accordance with the Amended and Restated Rights Agreement dated as of November 8, 2001, by and between the Company and Computershare Trust Company, as amended (as amended, the "Company Rights Agreement"), pursuant to which the Company had issued rights to purchase the Series A Preferred Stock (the "Company Rights")). Except as set forth in this
Section 4.4 or as set forth in Section 4.4 of the Company Disclosure Schedule, and except further for the Company Rights issued pursuant to the Company Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 4.4 of the Company Disclosure Schedule accurately sets forth information regarding the holder, the exercise price, the date of grant or issuance, and the number of underlying securities issuable in respect of each Company Warrant and Company Option. All securities of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and except as set forth in Section 4.4 of the Company Disclosure Schedule, each such share is owned by the Company or another Company Subsidiary, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. To the knowledge of the Company, as of the date of this Agreement and except as contemplated by this Agreement, there are not any agreements that relate to the voting or control of any outstanding shares of Company Common Stock. No consent of holders of any Company Options or Company Warrants or of participants in the Company ESPP, is required to carry out the provisions of Sections 3.5, 3.6 and 6.10. All actions, if any, required on the part of the Company under the Company Options, Company Warrants and the Company ESPP to allow for the treatment of Company Options, Company Warrants and the Company ESPP as is provided in Section 3.5, 3.6 and 6.10, have been, or prior to the Closing will be, validly taken by the Company. In no event will the aggregate number of shares of Company Common Stock outstanding at the Effective Time (including all shares subject to then outstanding Company Options, Company Warrants or other rights to acquire or commitments to issue shares of Company Common Stock ) exceed 43,055,521 plus that number of shares of Company Common Stock equal to $30,774 divided by the closing sale price of a share of Company Common Stock at the end of the regular trading session on December 14, 2001.

         4.5.  Company SEC Reports; Financial Statements.

               (a) The Company has filed with the Securities and Exchange Commission (the "SEC"), at or prior to the time due, and has heretofore made available to the Parent true and complete copies of, all forms, reports, schedules, registration statements and definitive proxy statements (together with all information incorporated therein by reference, the "Company SEC Reports") required to be filed by it with the SEC since January 1, 1999. As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. As of their respective dates and as of the date any information from such Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Each of the financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the date of the most recent consolidated balance sheet included in the Company SEC Reports, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Company Subsidiaries or in the notes thereto.

     4.6. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.5(a)) and the Schedule 13E-3 (as defined in Section 6.5(a)) will, (i) at the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC or at any time it is amended or supplemented, (ii) on the date the Proxy Statement is first mailed to the stockholders of the Company, and (iii) at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in or incorporated by reference therein based on information supplied by the Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement and
Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     4.7 Authorization and Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, the requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors and, no other corporate proceedings on the part of the Company (other than stockholder approval) or any Company Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the approval of the Company's stockholders, no other corporate action on the part of the Company or any Company Subsidiary is necessary to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of the Company has declared the advisability of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies. The Company's Board of Directors has approved this Agreement and the transactions contemplated hereby and such approvals are sufficient so that neither the restrictions on "business combinations" set forth in Section 203(a) of DGCL nor the provisions of any other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Restated Certificate of Incorporation or Restated Bylaws of the Company will apply to this Agreement or any of the transactions contemplated by this Agreement. Under applicable law, the current Restated Certificate of Incorporation of the Company and the rules of The Nasdaq Stock Market, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the Restated Bylaws of the Company, applicable law and this Agreement, is the vote required for the stockholders of the Company to adopt this Agreement.

     4.8. Absence of Certain Changes or Events. Except as contemplated hereby or as disclosed in Section 4.8 of the Company Disclosure Schedule, since December 31, 2000, there has not been any change, effect, event, occurrence, state of facts or development known to the Company that individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as contemplated hereby or as disclosed in Section 4.8 of the Company Disclosure Schedule, since December 31, 2000, and except as permitted by Section 6.1, (i) the Company and the Company Subsidiaries have conducted their business in the ordinary course of business and consistent with past practice and (ii) there has not been:

            (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary (other than any wholly-owned Subsidiary) of any outstanding shares of capital stock or other equity or debt securities of, or other ownership interests in, the Company;

            (b) any amendment of any provision of the Certificate of Incorporation or Bylaws of, or of any material term of any outstanding security issued by, the Company or any Company Subsidiary (other than any wholly-owned Subsidiary);

            (c) any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money other than borrowings under existing short term credit facilities;

            (d) any change in any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by reason of a change in GAAP and concurred with by the Company's independent public accountants;

            (e) issuance of any equity or debt securities of the Company other than (i) pursuant to Company Options or Company Warrants outstanding as of December 31, 2000 and the issuance of Company Options after such date in the ordinary course of business and consistent with past practice (and the issuance of Company Common Stock pursuant thereto), (ii) shares of Company Common Stock issued pursuant to the Company ESPP, and (iii) corresponding issuances of Company Rights pursuant to the Company Rights Agreement;

            (f) acquisition or disposition of assets material to the Company and the Company Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business) or any merger or consolidation with any third party, by the Company or any Company Subsidiary;

            (g) entry by the Company into any joint venture, partnership or similar agreement with any person other than a Company Subsidiary; or

            (h) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     4.9. Consents and Approvals. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, state takeover or securities laws, the rules of the Nasdaq Stock Market ("Nasdaq") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), (ii) approval by the Company's stockholders, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL, the NYSE or Nasdaq, (iv) compliance with Section 262 of the DGCL regarding appraisal rights, and (v) any items disclosed on the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any Company Subsidiary; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local, or foreign body or authority by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any federal, state, local, or foreign administrative, governmental or regulatory body or authority (a "Governmental Entity"); or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any lien, charge, security interest, pledge or encumbrance of any kind or nature (any of the foregoing being a "Lien") on any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, (x) in the cases of clauses
(b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and
(y) in the case of clause (d), for any such violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     4.10. Permits. Each of the Company and the Company Subsidiaries is in possession of all registrations, franchises, grants, authorizations (including marketing authorizations), licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of the Company or the Company Subsidiaries to manufacture, market, sell, or distribute the Company's products or to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits could not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits could not reasonably be expected to have a Company Material Adverse Effect.

     4.11   Compliance with Laws. Except to the extent specifically disclosed on
Section 4.11 of the Company Disclosure Schedule, all activities of the Company and each Company Subsidiary have been, and are currently being, conducted in compliance with all applicable federal, state, local, and foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, and other similar items of any court or other Governmental Entity (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), the failure to comply with which could reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other Governmental Entity with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied with all applicable requirements of the FDA or other Governmental Entity with respect to the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information, and applications or to be in compliance or the failure to have such licenses and approvals in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any medical devices of the Company or any Company Subsidiary, filed with or delivered by or on behalf of the Company or any Company Subsidiary to any Governmental Entity was in all material respects true and accurate when so filed or delivered, and nothing has come to the attention of the Company that causes the Company to conclude that such documentation, correspondence, reports, data, analyses and certifications do not remain true and correct.

     4.12. Litigation. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, there are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries that, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding order, writ, injunction or decree that has had or could reasonably be expected to have a Company Material Adverse Effect.

     4.13. Employee Matters. Except as set forth in Section 4.13 of the Company Disclosure Schedule:

            (a) None of the Company, any Company Subsidiary or any other "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Company or any Company Subsidiary is considered a single employer (an "Affiliated Organization") pursuant to Section 414(b), (c),
     (m) or (o) of the Code or Section 3(5) or 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a "Multiemployer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA. To the knowledge of the Company, each such Pension Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law. Each such other Pension Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable law. All Pensions Plans which the Company operates as plans that are qualified under the provisions of
     Section 401(a) of the Code satisfy in form and operation all applicable qualification requirements.

            (b) Neither the Company nor any Affiliated Organization has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA other than liability pursuant to Section 4007 for premiums which are not yet due (without regard to any waiver). No "reportable event," within the meaning of Section 4043 of ERISA, has occurred with respect to any Pension Plan subject to Title IV of ERISA. Neither the Company nor any Affiliated Organization has ceased operations at any facility or withdrawn from any Pension Plan in a manner which could subject the Company or Affiliated Organization to liability under Section 4062(e), 4063 or 4064 of ERISA. Neither the Company nor any Affiliated Organization maintains, contributes to or has participated in or agreed to participate in any Pension Plan that is a Multiemployer Plan. Neither the Company nor any Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Company nor any Affiliated Organization has incurred, or has experienced an event that will, within the ensuing 12 months, result in, a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Pension Plan which is a Multiemployer Plan, and nothing has occurred that could result in such a complete or partial withdrawal. Neither the Company nor any Affiliated Organization has incurred a decline in contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a 70 percent decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three plan years.

                (c) Neither the Company nor any Affiliated Organization sponsors, maintains, contributes to, is required to contribute to, or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a Multiemployer Plan within the meaning of Section 3(37) of ERISA. To the knowledge of the Company, each such Welfare Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with applicable provisions of ERISA, the Code and other applicable law. Each such other Welfare Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable law. Benefits under each Welfare Plan are fully insured by an insurance company unrelated to the Company or any Affiliated Organization. No insurance policy or contract requires or permits retroactive increase in premiums or payments due thereunder. Neither the Company nor any Affiliated Organization has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of
         Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. No Welfare Plan which is a Multiemployer Plan imposes any post-withdrawal liability or contribution obligations upon the Company or any Affiliated Organization. Neither the Company nor any Affiliated Organization maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

                (d) Neither the Company nor any Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any bonus plan, incentive plan, stock plan or any other current or deferred compensation (other than current salary or wages paid in the form of cash), separation, retention, severance, paid time off, or similar agreement, arrangement or policy, or any individual employment, consulting or personal service agreement other than a Pension Plan or Welfare Plan ("Compensation Plans"). Each Compensation Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all applicable law.

                (e) There are no facts or circumstances which could, directly or indirectly, subject the Company or any Affiliated Organization to any
         (1) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

                (f) Full payment has been made of all amounts which the Company or any Affiliated Organization is required, under applicable law, the terms of any Pension Plan, Welfare Plan or Compensation Plan (each, a "Plan" and, collectively, "Plans"), or any agreement relating to any Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. Each Pension Plan that is subject to the minimum funding standards of Section 412 of the Code and/or Section 302 of ERISA meets those standards and has not incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA and no waiver of any minimum funding requirements has been applied for or obtained with respect to any Pension Plan. The Company and each Affiliated Organization has made adequate provisions for reserves or accruals in accordance with GAAP to meet contribution, benefit or funding obligations arising under applicable law or the terms of any Plan or related agreement. There will be no change on or before Closing Date in the operation of any Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such Plans, except as may be required by law.

                (g) The Company and each Affiliated Organization has timely complied in all material respects with all reporting and disclosure obligations with respect to the Plans imposed by the Code, ERISA or other applicable law.

                (h) There are no pending or, to the Company's knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

                (i) The transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Plan. Except to the extent specifically disclosed on Section 4.13 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                (j) No action or omission of the Company, any Company Subsidiary or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Parent or the Surviving Corporation or the Company, any Company Subsidiary or any successor from amending, merging, or terminating any Plan in accordance with the express terms of any such plan and applicable law.

                (k) Section 4.13 of the Company Disclosure Schedule lists and the Company has delivered or made available to the Parent true and complete copies of: (i) all Plans and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto; (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Plan for which such a report is required; (iii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code; (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Plan; (v) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service; and (vi) all professional opinions, material internal memoranda, material correspondence with regulatory authorities and administrative policies, manuals, interpretations and the like with respect to each Plan.

         4.14. Labor Matters. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of the Company Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of the Company Subsidiaries.

         4.15.  Real Property and Leases.

                (a) The Company and the Company Subsidiaries have sufficient title or leasehold interests to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                (b) All leases of real property leased for the use or benefit of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company or any Company Subsidiary, nor any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or any Company Subsidiary, which would permit any such lease to be terminated by the other party thereto.

         4.16.  Intellectual Property.

                (a) Except as set forth in Section 4.16 of the Company Disclosure Schedule, to the Company's knowledge, the Company and the Company Subsidiaries own, free and clear of any Lien, or are licensed to use, all Intellectual Property (as defined hereafter) reasonably necessary for the Company and the Company Subsidiaries to conduct their business as it is currently conducted (the "Company Intellectual Property"), except as could not reasonably be expected to have a Company Material Adverse Effect. Section 4.16 of the Company Disclosure Schedule sets forth a true and complete list of all (i) issued or pending non-expired patent applications, patents, design applications, design patents or registered industrial designs, utility model applications and utility model registrations owned by the Company, (ii) trademark applications, registered, pending and material unregistered trademarks for the Company, and (iii) registered copyrights, copyright applications, and domain names. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company and the Company Subsidiaries own, free and clear of any Lien all patent applications, patents, design applications, design patents or registered industrial designs, utility model applications, utility model registrations, trademark applications and trademark registrations listed in Section 4.16(a) of the Company Disclosure Schedule.

                (b) (i) All of the registrations relating to Company Intellectual Property are subsisting and unexpired, and have not been abandoned, except as set forth in Section 4.16 of the Disclosure Schedule or as could not reasonably be expected to have a Company Material Adverse Effect; (ii) to the knowledge of the Company, neither the use of the Company Intellectual Property by the Company or any Company Subsidiary in the present conduct of its business or as proposed to be conducted as described in the Company's written business plans presented to the Company's Board of Directors, nor the manufacture, marketing, distribution, use or sale of any current product or service of the Company or any Company Subsidiary or any proposed product identified for development by the Company or any Company Subsidiary in the Company's written business plans presented to the Company's Board of Directors, infringes on the Intellectual Property rights of any person; (iii) to the knowledge of the Company, no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of any Company Intellectual Property, or the Company's or the Company Subsidiaries' rights in and to any Company Intellectual Property, in any respect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) neither the Company nor any Company Subsidiary has received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of any Company Intellectual Property, or the Company's or its Subsidiaries' rights in and to any Company Intellectual Property, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (v) neither the Company nor any Company Subsidiary has received any notice or communication of any pending or threatened suit, action or adversarial proceeding or claim that the manufacture, marketing, distribution, use or sale of any current product or service of the Company or any Company Subsidiary or any proposed product identified for development by the Company or any Company Subsidiary in the Company's written business plans presented to the Company's Board of Directors, infringes on the Intellectual Property rights of any person.

                (c) For purposes of this Agreement "Intellectual Property" will mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including all (x)
         (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (y) all registrations, applications, and recordings for, and amendments, modifications and improvements to any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of the Company Subsidiaries the rights to use any of the foregoing.

                (d) To the knowledge of the Company, neither the Company nor any Company Subsidiary has used or made use of any confidential or proprietary information or trade secrets of any other person in breach of any agreement to which the Company or any Company Subsidiary of the Company is subject or in violation of any civil or criminal law, except as could not reasonably be expected to have a Company Material Adverse Effect.

                (e) The Company and each Company Subsidiary has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, except as could not reasonably be expected to have a Company Material Adverse Effect.

                (f) To the knowledge of the Company, all employees of the Company and each Company Subsidiary that have developed Intellectual Property in connection with their employment with the Company or any Company Subsidiary have executed written agreements with the Company or such Company Subsidiary requiring the employee to assign to the Company or such Company Subsidiary all rights to such Intellectual Property. To the Company's knowledge, no employee of the Company or any Company Subsidiary has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work to anyone other than the Company or such Company Subsidiary, except as could not reasonably be expected to have a Company Material Adverse Effect.

         4.17. Taxes. The Company and each Company Subsidiary (a) have properly prepared and timely filed or will have prepared and filed all federal, state, local and foreign tax returns and reports in respect of taxes required to be filed by or with respect to the Company and each Company Subsidiary through the Effective Time (taking into account any extension of time to file); (b) paid or accrued all taxes shown to be due on such returns and reports (and all applicable ad valorem and value added taxes as are due from the Company and each Company Subsidiary have been paid); and (c) paid or accrued all taxes for which a notice of assessment or collection has been received by the Company or any Company Subsidiary (other than those being contested or which the Company intends to contest in good faith by appropriate proceedings). Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the knowledge of the Company, is threatening to assert any claims for taxes from the Company or any Company Subsidiary. The Company and each Company Subsidiary have withheld or collected and paid over to appropriate governmental authorities (or are properly holding for such payment) all taxes required by law to be withheld or collected by them. There are no liens for taxes upon the assets of the Company or any Company Subsidiary (other than liens for taxes that are not yet due or that are being contested in good faith by appropriate proceedings).

         4.18. Material Contracts. As of the date hereof, except as disclosed in Section 4.18 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) any joint ventures, partnerships, or similar arrangements; (iii) other agreements or arrangements that give rise to a right of the other parties thereto to terminate such material contract or to a right of first refusal or similar right thereunder as a result of the execution and delivery of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby; or (iv) any agreements, licenses or other arrangements that contain exclusive grants of rights that could, after the Effective Time, restrict the Parent or any of its affiliates or any successor thereto, from engaging in or competing with any line of business or in any geographic area (collectively, the "Company Material Contracts"). The Company has provided or made available to the Parent a true and accurate copy of all Company Material Contracts and all such Company Material Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

         4.19. Suppliers. Neither the Company nor any Company Subsidiary has received any notice or has any reason to believe that any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Company Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the Company Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

         4.20.  Environmental Matters.

                (a) The Company: (i) is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for such non-compliance which could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; (ii) has not received any communication (written or oral) from a Governmental Entity or third party that alleges that the Company is not in compliance with applicable Environmental Laws; (iii) has not owned or operated any property that is contaminated with any Hazardous Material which may be expected to require remediation under any Environmental Law; (iv) is not subject to liability for any disposal or contamination (whether on-site or off-site) of any Hazardous Material; and (v) is not subject to any other circumstances in connection with any Environmental Law that could reasonably be expected to have a Company Material Adverse Effect.

                (b) "Environmental Laws" will mean any Federal, state, local or foreign statutes, laws, rules, ordinances, codes, policies, rules of common law and regulation relating to pollution or protection of human or worker health or safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as in effect on the date hereof.

                (c) "Hazardous Materials" will mean: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas; and (ii) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which as of the date hereof is prohibited, limited or regulated by any Governmental Entity.

                (d) "Environmental Release" will mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater.

         4.21.  Company Products; Regulation. Except as disclosed in Section
4.21 of the Company Disclosure Schedule and except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company's knowledge, (a) since January 1, 2000 through the date hereof there have been no written notices, citations or decisions by any Governmental Entity that any product produced, manufactured, marketed or distributed at any time by the Company or any Company Subsidiary (the "Company Products") is defective or fails to meet any applicable standards promulgated by any such Governmental Entity, (b) the Company and the Company Subsidiaries have complied with the laws, regulations and specifications with respect to the design, manufacture, labeling, testing and inspection of products promulgated by the U.S. Food and Drug Administration, and (c) since January 1, 2000 through the date hereof, there have been no recalls, field notifications or seizures ordered or threatened by any such Governmental Entity with respect to any of the Company Products.

         4.22. Interested Party Transactions. Since January 1, 2000, except as described in the Company's Definitive Proxy Statement for its Annual Meeting of Shareholders on May 10, 2001 under the headings "Executive Compensation and Other Benefits" and "Related Party Transactions," or except as described in
Section 4.22 of the Company Disclosure Schedule, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as described in the Company's Definitive Proxy Statement for its Annual Meeting of Shareholders on May 10, 2001 under the headings "Executive Compensation and Other Benefits" and "Related Party Transactions," or in Section 4.22 of the Company Disclosure Schedule, there are no existing contracts, agreements, business dealings, arrangements or other understandings between (a) the Company or any Company Subsidiary, and (b) any officer, director or beneficial owner of more than 5% of the outstanding voting securities of the Company or any Company Subsidiary (or any entity of which such person is an officer, director or beneficial owner of more than 5% of such entity's outstanding voting securities) (a "Related Party"). There are no assets of any Related Party that are used in or necessary to the conduct of the business of the Company or any Company Subsidiary.

         4.23. Company Rights Agreement. The Company Rights Agreement has been amended so as to provide that neither the Parent nor Merger Sub will become an "Acquiring Person" and that no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby. Additionally, the Board of Directors of the Company has taken such corporate action as is necessary to amend the Company Rights Agreement so that the "Expiration Date" (as such term is defined in the Company Rights Agreement) will occur immediately prior to the Effective Time.

         4.24. Officers, Directors and Employees. Section 4.24 of the Company Disclosure Schedule completely and accurately sets forth (i) in all material respects, the name, title and current annual salary rate of each employee of the Company or of any Company Subsidiary, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, payable to such persons or proposed to be payable to such persons for the current fiscal year; (ii) the names of all former officers of the Company or of any Company Subsidiary whose employment with the Company or such Company Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and (iii) the names of the officers (with all positions and titles indicated) and directors of the Company and of each Company Subsidiary

         4.25. Board Recommendation. As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has unanimously approved this Agreement and the transactions contemplated hereby and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company; and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement.

         4.26. Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the Restated Bylaws of the Company, applicable law and this Agreement, is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

         4.27. Fairness Opinion. The Company has received a written opinion from Banc of America Securities LLC, financial advisor to the Company, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger is fair to such holders from a financial point of view.

         4.28. No Finders. Except for the engagement letter between the Company and Banc of America Securities LLC dated November 8, 2001, no act of the Company or any Company Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein. The Company has provided or made available to the Parent or its advisors prior to the date of this Agreement copies of all engagement letters or other agreements with Banc of America Securities LLC.

                                   ARTICLE 5.
                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

         The Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

         5.1. Organization and Qualification. Each of the Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Each of the Parent and Merger Sub and its subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to qualify could reasonably be expected to have a Parent Material Adverse Effect (as defined below). "Parent Material Adverse Effect" means any effect, change, event, circumstance or condition that, individually or in the aggregate with all similar effects, changes, events, circumstances or conditions, is or would reasonably be expected to: (i) have a material adverse effect on the business (including its prospects, current products or products identified for development), operations, assets, properties, results of operations, or financial condition of the Parent and its subsidiaries, considered as a whole, or (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement; provided, however, that there will be excluded from the definition of Parent Material Adverse Effect any adverse effect, change, event, circumstance or condition in the medical device industry or in the economy generally (as opposed to the Parent specifically).

         5.2. Ownership of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of the Parent.

         5.3. Authorization. Each of the Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Parent and Merger Sub and by the Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of the Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No vote of the holders of any class or series of the capital stock of the Parent is necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Parent and Merger Sub and constitutes the valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and rules of law governing specific performance, injunctive relief, or other equitable remedies.

     5.4. Consents and Approvals. Except for (i) compliance with any applicable requirements of the Securities Act, the Exchange Act, state takeover and securities laws and the HSR Act, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and the rules of the NYSE and Nasdaq, and (iii) compliance with Section 262 of the DGCL regarding appraisal rights of the Company's stockholders, the execution and delivery of this Agreement by the Parent and Merger Sub and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the Articles or Certificate of Incorporation or Bylaws of the Parent or Merger Sub or the comparable organizational documents any of the Parent's subsidiaries; (b) violate any statute, rule, regulation, order, or decree of any federal, state, local or foreign body or authority by which the Parent, Merger Sub or any of their respective subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval of any Governmental Entity; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of the Parent, Merger Sub or any of their respective subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which the Parent, Merger Sub or any of their respective subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except (x) in the cases of clauses (b) or (c), where such violation, failure to make any such filing or failure to obtain such permit, consent or approval, could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (y) in the case of clause (d), for any such violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     5.5. Information Supplied. None of the information supplied or to be supplied by the Parent or Merger Sub, or any of their subsidiaries, for inclusion in, or incorporation by reference in, the Proxy Statement and the
Schedule 13E-3 will, (i) at the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC or at any time it is amended and supplemented, (ii) on the date the Proxy Statement is first mailed to the stockholders of the Company, and
(iii) at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Parent or Merger Sub with respect to statements made in or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Schedule 13E-3 and the portion of Proxy Statement based on information supplied by the Parent or Merger Sub for inclusion or incorporation by reference therein will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     5.6. Litigation. There are no suits, actions or proceedings pending or, to the knowledge of the Parent or Merger Sub, threatened against or affecting the Parent, Merger Sub or any of their respective subsidiaries that could reasonably be expected to prevent, hinder or delay the timely completion of the transaction contemplated by this Agreement.

     5.7. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the performance of its obligations hereunder.

     5.8. No Finders. No act of the Parent or Merger Sub has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

     5.9. Financing. The Parent has or at the Effective Time, the Parent will have, and will make available to Merger Sub, the funds necessary to pay the aggregate Merger Consideration and otherwise to consummate the Merger and the transactions contemplated hereby.

                                   ARTICLE 6.
                                   COVENANTS

     6.1. Conduct of Business of the Company. Except as contemplated by this Agreement or to the extent that the Parent otherwise consents in writing, during the period from the date of this Agreement to the Effective Time, the Company and each Company Subsidiary will conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and the Company and each Company Subsidiary will use commercially reasonable efforts to preserve intact in all material respects their respective business organizations, to maintain in all material respects their present and planned business, to keep available in all material respects the services of their respective officers and employees and to maintain in all material respects satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, prior to the Effective Time, neither the Company nor any Company Subsidiary will, without the prior written consent of the Parent:

           (a) amend or otherwise change its Certificate of Incorporation or Bylaws or other organizational documents;

           (b) except as set forth in Section 6.1(b) of the Company Disclosure Schedule, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of shares of Company Common Stock pursuant to the exercise of Company Options and Company Warrants outstanding on the date of this Agreement or pursuant to the Company ESPP) or (ii) any assets of the Company or any Company Subsidiary, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

           (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a United States Company Subsidiary may, after consultation with the Parent, declare and pay a dividend to the Company;

           (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (e) (i) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, except as set forth in
Section 6.1(e) of the Company Disclosure Schedule and except as provided in clause (iii) below; (ii) except as set forth in Section 6.1(e) of the Company Disclosure Schedule and except for trade payables incurred in the ordinary course of business and consistent with past practice, create, incur or assume any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, or create, incur or assume any material Lien on any material asset; or (iii) authorize, make or agree to make capital expenditure or expenditures, except for capital expenditures of $250,000 in the aggregate;

         (f)  except as otherwise provided in this Agreement or as set forth in
Section 6.1(f) of the Company Disclosure Schedule, (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except anniversary date salary increases for employees in the ordinary course of business and in a manner consistent with past practices or as required by existing contractual commitments or applicable law; (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant; or
(iii) except as required by existing contractual commitments or applicable laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

         (g) alter or revise its accounting principles, procedures, methods or practices in any material respect (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) except as required by applicable law or regulation or by a change in GAAP and concurred with by the Company's independent public accountants;

         (h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $500,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent in all material respects with past practice, of liabilities reflected or reserved against in the Company's balance sheet as of September 30, 2001 or subsequently incurred in the ordinary course of business and consistent in all material respects with past practice;

         (i) except as set forth in Section 6.1(i) of the Company Disclosure Schedule, enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any joint ventures or any other agreements, protocols or work plans pursuant to agreements with third parties, commitments, or contracts that are material to the Company and the Company Subsidiaries, considered as a whole (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business consistent with past practice);

                (j) except as set forth in Section 6.1(j) of the Company Disclosure Schedule, enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except contracts, agreements or understandings expressly provided for or contemplated by this Agreement), or enter into any contract, plan, agreement, understanding, arrangement or obligation that restricts the Company's, or after the Merger would restrict the Surviving Corporation's or the Parent's, ability to conduct any line of business, or enter into any contract or arrangement of a type described in Section 4.18;

                (k) change in any material respect its general credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

                (l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice;

                (m) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it, at law or in equity or before any Governmental Entity (including, but not limited to, the FDA) or any nongovernmental self-regulatory agency;

                (n) take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of the Company contained herein inaccurate or breached such that the conditions in Section 7.2 will not be satisfied at, or as of any time prior to, the Effective Time; or

                (o) enter into, or publicly announce an intention to enter into, any contract, agreement, commitment, plan or arrangement to, or otherwise agree or consent to do any of the foregoing actions set forth in this Section 6.1.

         6.2. Conduct of Business of the Parent. From the date of this Agreement to the Effective Time, the Parent will not take, or agree to commit to take, or fail to take any action that would make any representation, warranty, covenant or agreement of the Parent contained herein inaccurate or breached such that the conditions in Section 7.3 will not be satisfied at, or as of any time prior to, the Effective Time.

         6.3.   No Solicitation.

                (a) The Company will not, and will cause its Company Subsidiaries and its and their officers, directors, employees, financial advisors, counsel, representatives and agents (collectively, "Representatives") not to, (i) directly or indirectly, solicit, initiate, knowingly encourage or otherwise facilitate the making of an Acquisition Proposal (as defined below), (ii) engage in or knowingly encourage in any way negotiations or discussions concerning, or provide any non-public information to, any Third Party (as defined below) relating to an Acquisition Proposal, or which may reasonably be expected to lead to an Acquisition Proposal, or (iii) agree to or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 6.3 or in any other provision of this Agreement will prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any legally required disclosure to the Company's stockholders.

               (b) As used in this Agreement, the term "Acquisition Proposal" means any offer or proposal for (i) a transaction or series of related transactions pursuant to which any person (or "group" of persons as such term is defined under Section 13(d) of the Exchange Act) other than the Parent or Merger Sub (a "Third Party") acquires 25% or more of the outstanding shares of Company Common Stock, including without limitation a tender offer or an exchange offer which, if consummated, would result in a Third Party acquiring 25% or more of the outstanding shares of Company Common Stock, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires securities representing 25% or more of the aggregate voting power of all outstanding securities of the company surviving the merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of any Company Subsidiary) of the Company having a fair market value equal to 25% or more of the fair value of all of the assets of the Company immediately prior to such a transaction.

               (c) As used in this Agreement, a "Superior Proposal" will mean a bona fide Acquisition Proposal that the Board of Directors of the Company has reasonably and in good faith determined after consultation with, among other persons, its financial advisors and outside counsel, to be more favorable to the Company's stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, such third party is reasonably able to finance the transaction and all regulatory approvals required in such transaction could reasonably be obtained).

               (d) Notwithstanding the provisions of Section 6.3(a), this Agreement will not prohibit the Company's Board of Directors from, prior to the date on which the Company's stockholders adopt this Agreement in accordance with the DGCL, furnishing nonpublic information to or entering into discussions or negotiations with, any Third Party that makes an unsolicited Superior Proposal, if, and only to the extent that, (i) the failure of the Company's Board of Directors to take action with respect to a Superior Proposal would be a breach of the Board's fiduciary duties to its stockholders imposed by applicable law;
         (ii) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such Third Party after the date hereof, the Company (A) provides written notice of at least five Business Days to the Parent to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such Third Party, and naming and identifying the Third Party making the Acquisition Proposal, and (B) receives from such Third Party an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement dated June 4, 2001 between the Company and the Parent; and (iii) the Company concurrently provides the Parent with all non-public information to be provided to such Third Party that the Parent has not previously received from the Company, and the Company keeps Parent reasonably informed of the status and the material terms and conditions and all other material information with respect to any such discussions or negotiations.

               (e) The Company agrees that it will notify the Parent within two
         (2) Business Days if it or any of its Representatives receives an Acquisition Proposal or any inquiry reasonably likely to lead to a Acquisition Proposal or if any discussions or negotiations are sought to be initiated or continued with the Company or its Representatives concerning an Acquisition Proposal, and such notification will contain the name of the Third Party involved and the material terms and conditions of such an Acquisition Proposal.

               (f) Upon execution of this Agreement, the Company will immediately terminate all discussions with Third Parties concerning any Acquisition Proposal, and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any Third Party regarding any Acquisition Proposal, and prior to the Closing will enforce all such agreements in accordance with their terms.

               (g) Nothing contained in this Section 6.3 will (i) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof), or (ii) permit the Company to enter into any agreement providing for an Acquisition Proposal (other than the confidentiality agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect.

         6.4.  Company Stockholders Meeting.

               (a) The Company will promptly take all action necessary in accordance with the DGCL and the Company's Restated Certificate of Incorporation and Restated Bylaws to cause a meeting of its stockholders (the "Company Stockholders' Meeting") to be duly called and held to consider and vote upon the approval and adoption of this Agreement and the Merger and the Company will use its commercially reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date of this Agreement. The Board of Directors of the Company will, subject to Section 6.4(b), recommend such approval and adoption of this Agreement and the Merger and will take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement, unless such recommendation or solicitation would be a breach of the Company's Board of Directors' fiduciary duties to its stockholders imposed by applicable law.

               (b) The Board of Directors of the Company will not withdraw, or modify in a manner adverse to the Parent, its recommendation to its stockholders unless (i) the Company has complied with the terms of
         Section 6.3 in all material respects, including, without limitation, the requirement in Section 6.3 that it notify the Parent after its receipt of any Acquisition Proposal, and (ii) such withdrawal or modification is required under applicable law in order for the Board of Directors of the Company to comply with its fiduciary duties to its stockholders. Any withdrawal or modification of the recommendation of the Company's Board of Directors in accordance with the previous sentence will not constitute a breach of the Company's representations, warranties, covenants or agreements contained in this Agreement. Unless this Agreement is previously terminated in accordance with Article 8, the Company will submit this Agreement to its stockholders at the Company Stockholders' Meeting even if the Board of Directors of the Company determines at any time after the date hereof that it is no longer advisable or recommends that the Company stockholders reject it (and not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without the Parent's approval).

               (c) The Parent will vote (or consent with respect to) any shares of common stock of Merger Sub beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of the stockholders of Merger Sub at which this Agreement will be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of Merger Sub by consent in lieu of a meeting).

         6.5.  Proxy Statement and Schedule 13E-3

               (a) As promptly as practicable after the execution of this Agreement, the Company and the Parent will jointly prepare a Rule 13E-3 Transaction Statement (together with any amendments thereto, the "Schedule 13E-3") and the Company will prepare and file with the SEC a proxy statement (together with any amendments thereto, the "Proxy Statement") relating to the Company Stockholders' Meeting. Both the Parent and the Company will cause the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, the rules and regulations of Nasdaq and the DGCL. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, the rules and regulations of Nasdaq and the DGCL. Both the Company and the Parent will furnish to each other all information concerning the Company or the Parent each may reasonably request in connection with such actions and the preparation of the Schedule 13E-3 and the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, will be subject to the prior review of the Parent and all mailings to the Company's stockholders in connection with the transaction contemplated by this Agreement will be subject to the prior review of the Parent. All filings by the Parent with the SEC in connection with the transactions contemplated hereby, including the Schedule 13E-3 and any amendment or supplement thereto, will be subject to the prior review of the Company will be subject to the prior review of the Parent. The Company, with the cooperation of the Parent, will use its reasonable best efforts to cause the Proxy Statement to be mailed to each of the Company's stockholders as promptly as practicable after the compliance with SEC filing requirements and, if necessary, satisfactory resolution of SEC comments. The Company will also promptly file, and, if required, mail to the Company's stockholders, any amendment to the Proxy Statement which may become necessary after the date the Proxy Statement is first mailed to the Company's stockholders. The Company and the Parent will also promptly file any amendment to the Schedule 13E-3 which may become necessary after the date the Schedule 13E-3 is first filed with the SEC.

               (b) No amendment or supplement to the Proxy Statement or the
         Schedule 13E-3 will be made by the Company without the approval of the Parent, which approval will not be unreasonably withheld or delayed. The Company will advise the Parent promptly after it receives notice thereof of any request by the SEC or Nasdaq for amendment of the Proxy Statement or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information.

               (c) The Proxy Statement will include the recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except as otherwise provided in Section 6.3 or 6.4 of this Agreement.

               (d) The information supplied by the Company included in the Proxy Statement and the Schedule 13E-3 will not, at (i) the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein, in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstances relating to the Company or any of the Company Subsidiaries, or their respective officers and directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company will promptly inform the Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the Securities Act, the Exchange Act and Nasdaq.

               (e) The information supplied by the Parent included in the
         Schedule 13E-3 or for inclusion in the Proxy Statement will not, at (i) the time the Proxy Statement and the Schedule 13E-3 is filed with the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company,
         (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Parent or any of its subsidiaries, or their respective officers and directors, should be discovered by the Parent that should be set forth in an amendment or a supplement to the Schedule 13E-3 or the Proxy Statement, the Parent will promptly inform the Company. All documents that the Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the DGCL, the Securities Act, the Exchange Act, and Nasdaq.

         6.6. Confidentiality. The Parent and the Company will comply with, and will cause their respective representatives to comply with, in all respects, all of their respective obligations under the confidentiality agreement between the parties dated June 4, 2001 (the "Confidentiality Agreement"), and in no event, will the negotiation, entering into or termination of this Agreement be deemed to waive or otherwise adversely affect the rights and obligations of the parties under the Confidentiality Agreement, which rights and obligations will continue in full force and effect in accordance with their terms.

         6.7.  Access to Information.

               (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company Subsidiaries is a party (in which case the Company will use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to the Parent or its advisors) or pursuant to applicable law, the Company will afford to the Parent and to the Parent's accountants, officers, directors, employees, counsel, and other representatives reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, data, contracts, commitments, and records, and, during such period, the Company will furnish promptly to the Parent all information concerning the Company's and the Company Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing, pilot studies, clinical data and studies and evaluations, patient results, regulatory compliance, officers, employees, third party clinical investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company as the Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company as the Parent may reasonably request. The Company's obligation to afford access and provide information pursuant to the preceding sentence will include, without limitation, such access and information as the Parent will deem necessary to enable the Parent, or a third party designated by the Parent, to conduct a full audit of the Company's product performance and quality, pilot studies, clinical data and results, patient results, compliance with FDA regulations, policies and procedures, QSR compliance, manufacturing scale-up relations and dealings with third party physicians and other clinical investigators and consultants, and related performance, manufacturing, and compliance matters concerning the Company's products. During the period from the date hereof to the Effective Time, the parties will in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and the Company Subsidiaries' businesses and, in connection therewith, Parent will be entitled to be kept informed concerning, the Company's and the Company Subsidiaries' operations and business planning.

     (b) No investigation pursuant to this Section 6.7 will affect any representation or warranty contained herein of any party hereto or any condition to the obligations of the parties hereto.

6.8. Approvals and Consents; Cooperation.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to cooperate with each other and to use all commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) The Parent and the Company will file as soon as practicable after the date of this Agreement notifications under the HSR Act, if required, and will respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and will respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with the transactions contemplated hereby. The parties will cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. The Parent and Merger Sub agree to use their respective reasonable efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any court or Governmental Entity restraining or preventing the consummation of the Merger on the basis of any federal, state or local antitrust laws or regulations. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and the Parent will each request early termination of HSR Act waiting period. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its subsidiaries or the Surviving Corporation, will be required (and the Company will not, without the prior written consent of Parent, agree, but will, if so directed by Parent, agree, effective after the Effective
Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, the Parent or any of their respective affiliates.

               (c) Each of the Company and the Parent will promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

         6.9. Employee Benefits and Employee Matters. From and after the Effective Time, the Parent will provide, or will cause the Surviving Corporation to provide, employee benefits and programs ("Parent Employee Benefit Plans") to the Company's employees that, in the aggregate, are substantially comparable or more favorable, as a whole, than those in existence as of the date hereof and provided or made available to the Parent prior to the execution hereof; provided that stock-based compensation will be comparable to that offered by the Parent and its subsidiaries generally. To the extent the Parent satisfies its obligations under this Section 6.9 by maintaining Company benefit plans, the Parent will not be required to include employees of the Company in Parent Employee Benefit Plans. From and after the Effective Time, the Parent will, or will cause the Surviving Corporation to, grant all employees of the Company and any Company Subsidiaries credit under any Parent Employee Benefit Plans for purposes of eligibility, level of participation and vesting under each employee benefit plan or arrangement maintained by Parent or the Company for such employees service with the Company (provided, however, that no such past service credit will be granted to the extent it would result in duplicative accrual of benefits for the same period of service). Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or a Company Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan. The Company will use commercially reasonable best efforts to cause executives and other key employees of the Company designated by the Parent to enter into agreements reasonably satisfactory to the Parent with the Surviving Corporation as soon as practicable following the date of this Agreement.

         6.10. Company Employee Stock Purchase Plan. The Company will take all actions necessary pursuant to the terms of the Company ESPP in order that (i) no new Offering Periods (as defined in the Company ESPP) under such plan shall commence following the expiration of the current Offering Period which ends on December 31, 2001 and (ii) the Company ESPP will terminate immediately prior to the Effective Time.

         6.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, except that the Parent and the Company will share equally all the costs of the filing fees required under the HSR Act and the filing fees required in connection with the Proxy Statement and the Schedule 13E-3.

         6.12. Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement will take all such necessary action.

         6.13. Officers' and Directors' Indemnification.

               (a) The Parent and the Surviving Corporation agree that the Surviving Corporation will provide to the directors and officers of the Company indemnification to the fullest extent provided by its Certificate of Incorporation and Bylaws with respect to matters occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby until the six year anniversary date of the Effective Time (or, in case of matters occurring prior to the Effective Time giving rise to claims that are made prior to but which have not been resolved by the sixth anniversary of the Effective Time, until such matters are finally resolved).

               (b) For a period of six years after the Effective Time, the Parent will, at its selection, either: (i) cause to be maintained in effect the Company's current directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to the Parent or its advisors) with respect to claims arising from facts or events that occurred at or prior to the Effective Time; or (ii) extend the discovery or reporting period under the Company's current policy for six years from the Effective Time to maintain in effect directors' and officers' liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms no less favorable than the terms of such current insurance policy; or
         (iii) substitute coverage under the Parent's directors' and officers' liability insurance or coverage under other policies providing coverage on terms and conditions that are no less advantageous to such persons than the Company's current insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, however, that in no event will the Parent be required to expend for any such coverage an amount per year in excess of 100% of the annual premium currently paid by the Company for such insurance; and provided further that if the cost per year of such coverage exceeds such 100% amount, Parent will be obligated to obtain such coverage as is available for a cost per year not exceeding such amount. The Company represents that the Company Disclosure Schedule sets forth the annual premium currently paid by the Company for such insurance.

               (c)  In addition to the other rights provided for in this Section
         6.13 and not in limitation thereof (but without in any way limiting or modifying the obligations of any insurance carrier contemplated by this
         Section 6.13), the Parent will guarantee the obligations of the Surviving Corporation to honor all indemnification obligations under the Company's Restated Certificate of Incorporation, the Company's Restated Bylaws and any indemnification agreements between the Company and any person (all copies of which have been previously provided or made available to Parent) as same exist, if at all, as of the date hereof.

         6.14. Notification of Certain Matters. The Company will give prompt written notice to the Parent, and the Parent will give prompt written notice to the Company, of (a) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Date and (b) any material failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.14 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.15. Term Loan. Upon execution of this Agreement, the Parent will loan the Company $5 million pursuant to a non-negotiable, secured promissory note in substantially the form of Exhibit B attached hereto (the "Note").

                                   ARTICLE 7.
                               CLOSING CONDITIONS

         7.1. Conditions to Obligations of the Parent, Merger Sub and the Company. The respective obligations of each party to consummate the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the party for whose benefit such conditions exist, in whole or in part, to the extent permitted by applicable law:

                (a) This Agreement will have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company's Restated Certificate of Incorporation, Restated Bylaws and the DGCL.

                (b) No Governmental Entity or court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                (c) The waiting periods applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

                (d) All consents, approvals, authorizations legally required to be obtained to consummate the Merger will have been obtained from all Governmental Entities or persons as applicable and will be final (in the case of any consent or waiver from a Governmental Entity) and in full force and effect as of the Closing, except for such consents, approvals and authorizations the failure of which to obtain could not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or after the Effective Time, a material adverse effect on the Surviving Corporation (assuming for purposes of this paragraph (e) that the Merger will have been effected).

         7.2. Conditions to Obligations of the Parent and Merger Sub. The obligation of the Parent and Merger Sub to consummate the Merger will be subject to the fulfillment or waiver by the Parent at or prior to the Closing of the following additional conditions:

                (a) Each representation and warranty of the Company contained in this Agreement is true and correct on the date hereof and as of the Effective Time as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, notwithstanding the foregoing, this Section 7.2(a) will not be considered fulfilled or satisfied if the representation and warranty set forth in the last sentence of Section 4.4 is incorrect by more than 1,000 shares as of the Closing Date. For purposes of this Section 7.2(a), all representations and warranties contained in Article 4 qualified by "Company Material Adverse Effect" or reference to "material" or "in all material respects" or like variations will not be deemed so qualified.

          (b) The Company has performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) The Company will have furnished the Parent with a certificate dated the Closing Date signed on behalf of the Company by its President and Chief Executive Officer or its Vice President, Finance and Chief Financial Officer to the effect that the conditions set forth in Section 7.2(a) and
     (b) have been satisfied.

          (d) The Company will have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to the Parent, except for such permits, authorizations, consents and approvals the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Parent and Merger Sub will have received evidence reasonably satisfactory to them of the receipt of such permits, authorizations, consents, and approvals.

          (e) Since the date of this Agreement, there will not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     7.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the fulfillment or waiver by the Company at or prior to the Closing of the following additional conditions:

          (a) Each representation and warranty of each of the Parent and Merger Sub contained in this Agreement is true and correct on the date of this Agreement and as of the Effective time as though such representations and warranties were made on such date (except those representations and warranties that address matters only as of a particular date will remain true and correct as of such date), except for any inaccuracies that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this
     Section 7.3(a), all representations and warranties contained in Article 5 qualified by "Parent Material Adverse Effect" or reference to "material" or "in all material respects" or like variations will not be deemed so qualified.

          (b) Each of the Parent and Merger Sub has performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by the Parent and Merger Sub on or prior to the Closing.

          (c) The Parent will have furnished the Company with a certificate dated the Closing Date signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to the effect that the conditions set forth in Section 7.3(a) and (b) have been satisfied.

          (d) Since the date of this Agreement, there will not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                                   ARTICLE 8.
                           TERMINATION AND ABANDONMENT

     8.1. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

          (a) by mutual written consent duly authorized by the Boards of Directors of each of the Parent, Merger Sub and the Company;

          (b) by either the Parent or the Company if the Merger has not been consummated on or before May 31, 2002; provided, however, that the party wishing to terminate under this Section 8.1(b) has not breached in any material respect its obligations under this Agreement in any manner that was the proximate cause of, or resulted in, the failure to consummate the Merger by such date; and provided, further, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice ("DOJ") pursuant to the HSR Act, such date will be extended to the 90th day following acknowledgment by the FTC or DOJ, as applicable, that the Parent and the Company have complied with such request, but in any event not later than July 31, 2002;

          (c) by either the Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

          (d) by either the Parent or the Company if, at the Company Stockholders' Meeting, the requisite vote of the Company's stockholders for approval and adoption of this Agreement and the Merger is not obtained, except that the right to terminate this Agreement under this Section 8.1(d) will not be available to any party whose failure to perform any obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company;

          (e) by the Parent if (i) the Company has breached its obligations under Section 6.3 hereof in any material respect, or (ii) the Board of Directors of the Company has recommended to the stockholders of the Company any Acquisition Proposal or will have resolved or announced an intention to do so, or (iii) the Board of Directors of the Company has withdrawn or modified in a manner adverse to the Parent its approval or recommendation of the Merger or (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is announced or commenced, and, either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within 10 Business Days after such tender offer or exchange offer is so commenced, the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders;

          (f) by the Company prior to the Company Stockholders' Meeting if (i) it is not in material breach of its obligations under this Agreement, (ii) the Board of Directors of the Company has complied with, and continues to comply with, all requirements, conditions and procedures of Section 6.3 in all material respects and has authorized, subject to complying with the terms of this Agreement, the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Parent in writing that it intends to enter into such binding agreement, which notice must have attached to it the most current version of such agreement ready for execution, and (iii) the Parent does not make, within five (5) Business Days after receipt of such notice from the Company, any offer that the Board of Directors of the Company reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and during such five
     (5) business-day period the Company reasonably considers and discusses in good faith all proposals submitted by the Parent and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, the Parent and its advisors from time to time as requested by the Parent to reasonably consider and discuss in good faith the Parent's proposals. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the 6th Business Day after the Parent has received the notice to the Parent required by clause (ii) above, and (y) to notify the Parent promptly if its intention to enter into the binding agreement included in its notice to the Parent will change at any time after giving such notice;

          (g) by the Parent if (i) the Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties or obligations under this Agreement such that the conditions in Section 7.2 hereof will not be satisfied; provided, however, that if such a breach is curable by the Company through its reasonable best efforts and such cure is reasonably likely to be accomplished prior to the applicable date specified in Section 8.1(b), then, for so long as the Company continues to exercise such reasonable best efforts, the Parent may not terminate this Agreement under this Section 8.1(g); or

          (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Parent or Merger Sub of any of its representations, warranties or obligations under this Agreement such that the conditions in Section 7.3 hereof will not be satisfied provided, however, that if such a breach is curable by the Parent or Merger Sub through its reasonable best efforts and such cure is reasonably likely to be accomplished prior to the applicable date specified in Section 8.1(b), then, for so long as the Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(h).

     8.2. Effect of Termination. The party desiring to terminate this Agreement will give written notice of such termination to the other party. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefore will not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 8.3 hereof)), if this Agreement is terminated pursuant to Section 8.1 hereof, then this Agreement will become void and of no effect with no liability on the part of any party hereto; provided, however that notwithstanding such termination the agreements contained in Sections 6.6, 6.11, 8.2, 8.3, 8.4 and Article 9 hereof will survive the termination hereof.

     8.3. Termination Fees.(a) The Company agrees to pay the Parent in immediately available funds by wire transfer to an account designated by the Parent an amount equal to $13,040,000 (the "Termination Fee") if:

               (i) this Agreement is terminated by Parent pursuant to Section 8.1(e) hereof; or

               (ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or 8.1(d) hereof, (B) at or prior to the time of such termination, an Acquisition Proposal with respect to the Company will have been made public, and (C) within 12 months after such termination, the Company will enter into a definitive agreement with respect to any Acquisition Proposal or the transaction contemplated by any Acquisition Proposal relating to the Company will be consummated; or

              (iii) this Agreement is terminated by the Company pursuant to
          Section 8.1(f) hereof.

          (b) The Company will pay the Termination Fee required to be paid pursuant to Section 8.3(a) hereof (if all conditions thereto have been satisfied) (i) on the date of termination of this Agreement by the Company,
     (ii) not later than five Business Days after termination of this Agreement by the Parent, or (iii) in the case of a fee payable pursuant to Section 8.3(a)(ii), prior to the earlier of the execution of the definitive agreement with respect to, and the consummation of the transaction contemplated by, the applicable Acquisition Proposal.

     8.4. No Penalty; Costs of Collection. The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to Section 8.3, the Company will also pay to the Parent the Parent's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under Section 8.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Wells Fargo Bank Minnesota, N.A.; provided, however, that the Parent will pay to the Company the Company's reasonable costs and expenses (including legal fees and expenses) incurred in connection with any such legal action if the Parent's claims against the Company in such legal action do not prevail. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

                                   ARTICLE 9.
                               GENERAL PROVISIONS

     9.1. Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement by any person will terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section
9.1 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Sections 6.6, 6.11, 8.2, 8.3, 8.4 and
Article 9.

     9.2. Amendment and Modification. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration to be received by the stockholders of the Company pursuant to the Merger or otherwise adversely affect the rights of the Company's stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.3  Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     9.4. Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

          (a)  if to the Parent or Merger Sub, to it at:

               Medtronic, Inc.
               World Headquarters
               710 Medtronic Parkway, N.E.
               Minneapolis, Minnesota 55432-5604

               with separate copies thereof addressed to:

               Attention:   General Counsel
                            Fax: (763) 572-5459

               And

               Attention:   Vice President and Chief Development Officer
                            Fax: (763) 505-2542

          (b)  If to the Company, to it at:

               VidaMed, Inc.
               46107 Landing Parkway
               Fremont, California 94538
               Fax: (510) 492-4999
               Attention: President


               with a copy (which will not constitute notice) to:

               Oppenheimer Wolff & Donnelly LLP
               1400 Page Mill Road
               Palo Alto, California 94304
               Fax: (650) 320-4100
               Attention: Tom C. Thomas

     9.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     9.6. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except that Article 3 and Section 6.13 of this Agreement will inure to the benefit of the persons identified therein.

     9.7. Governing Law. This Agreement will be construed in accordance with and governed by the law of the State of Delaware (without giving effect to choice of law principles thereof).

     9.8. Submission to Jurisdiction; Waivers. Each of the Parent, Merger Sub and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the Parent, Merger Sub and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parent, Merger Sub and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

     9.9. Knowledge. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of an entity will mean knowledge actually possessed by any director or executive officer of such entity.

     9.10. Interpretation. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The table of contents, article and section headings contained in this Agreement are inserted for reference purposes only and will not affect the meaning or interpretation of this Agreement. This Agreement will be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

     9.11. Publicity. Upon execution of this Agreement by the Parent, Merger Sub, and the Company, the parties will jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them and neither party will, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the NYSE or Nasdaq and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the NYSE or Nasdaq; and (c) following prior notice to the other party and an opportunity for the other party to discuss with the disclosing party (which notice will include a copy of the proposed statement or communication to be issued to the press or public). The foregoing will not restrict the Parent's or the Company's communications with their respective employees or customers in the ordinary course of business.

     9.12. Entire Agreement. This Agreement, including the exhibits and schedules hereto, the Company Disclosure Schedule, the Note and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

     9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     9.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.


                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                          MEDTRONIC, INC.

                            By:  Michael D. Ellwein
                                 ------------------
                            Its: Vice President and Chief Development
                                 ------------------------------------
                                 Officer
                                 -------



                            VIDAMED ACQUISITION CORP.

                            By   Michael D. Ellwein
                                 ------------------
                            Its: Vice President
                                 --------------


                            VIDAMED, INC.


                            By   Randy D. Lindholm
                                 -----------------
                            Its: Chairman, President and Chief Executive
                                 ---------------------------------------
                                 Officer
                                 -------